Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dolby Laboratories, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-122908) on Form S-8 of Dolby Laboratories, Inc. of our report dated November 21, 2007, with respect to the consolidated balance sheets of Dolby Laboratories, Inc. as of September 28, 2007 and September 29, 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended September 28, 2007, and the related financial statement schedule and our report dated November 21, 2007 with respect to the effectiveness of internal control over financial reporting as of September 28, 2007, which reports appear in the September 28, 2007 annual report on Form 10-K of Dolby Laboratories, Inc.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement Financial Accounting Standard (SFAS) No. 123R, Share-Based Payment, applying the modified prospective method at the beginning of fiscal year 2006.

/s/ KPMG LLP

San Francisco, California

November 21, 2007